                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549

                               Amendment No. 1 to

                                    FORM 8-K

                Dated April 21, 1999, as filed on April 26, 1999

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                                 April 21, 1999
                ------------------------------------------------
                Date of Report (Date of earliest event reported)


                             AMKOR TECHNOLOGY, INC.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


                                    Delaware
                 ----------------------------------------------
                 (State or other jurisdiction of incorporation)


           0-29472                                       23-1722724
    ---------------------                  ------------------------------------
    (Commission File No.)                  (IRS Employer Identification Number)


                              1345 Enterprise Drive
                             West Chester, PA 19380
                                 (610) 431-9600
                    ----------------------------------------
                    (Address of Principal Executive Offices)


          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 2. ACQUISITION OR DISPOSITION OF ASSETS

        We have acquired the assets, excluding cash and cash equivalents, notes and accounts receivables, intercompany accounts and existing claims against third parties, of the Kwangju packaging and test facility, known as K4, of Anam Semiconductor, Inc. (the "Acquisition"). The purchase price for K4 was $575.0 million, plus the assumption of up to $7.0 million of employee benefit liabilities. We used debt financing to pay the purchase price for K4. We consummated the Acquisition on May 17, 1999. The asset purchase agreement for the Acquisition is exhibit 2.1 to this report, and an amendment to this agreement is exhibit 2.2 to this report. A press release issued by the Company in connection with the consummation of the Acquisition is exhibit 99.1 to this report.

        Located in Kwangju, Korea, K4 is situated on approximately 100 acres and currently consists of a 1,000,000 square foot facility, including 782,000 square feet of manufacturing and administrative space. Opened in 1996, K4 has been ramping up production throughout 1997 and 1998 and provides packaging and test services for many of our most advanced packages. In addition, the K4 site has the infrastructure in place to accommodate four pre-configured modules for a total of 1.6 million square feet of incremental capacity.

        In connection with the Acquisition, we entered into a Transition Services Agreement with ASI. Pursuant to this agreement, ASI will continue to provide many of the same services at K4 that it had provided prior to the Acquisition, including human resources, accounting and general administrative services and customer services. A copy of this agreement is attached hereto as
Exhibit 10.2.

        We also entered into an Intellectual Property License Agreement with ASI that became effective upon the closing of the Acquisition. Pursuant to this agreement, ASI transferred certain patents to us and licensed certain intellectual property rights to us under an exclusive, fully paid, perpetual license. We licensed these patents and other rights back to ASI on a non-exclusive basis. A copy of this agreement is attached hereto as Exhibit 10.1.

        In connection with the Acquisition, we formed a special committee of our Board of Directors consisting of the five non-employee members of our Board of Directors. This special committee had the authority to review and approve the Acquisition. In connection with the Acquisition, the special committee hired financial and legal advisors. This special committee received a fairness opinion from its financial advisor and approved the Acquisition.

        To finance the purchase price of K4, on May 6, 1999, we completed a private placement of $425 million of senior notes and $200 million of senior subordinated notes. The senior notes mature in May 2006 and have a coupon rate of 9.25%. The senior subordinated notes mature in May 2009 and have a coupon rate of 10.50%. We must pay interest semi-annually in May and November for all of the notes.

                             RELATIONSHIP WITH ASI

WHO IS ANAM SEMICONDUCTOR, INC.?

        ASI is a Korean company engaged primarily in providing semiconductor packaging and test services. ASI currently operates four semiconductor packaging and test factories in Korea, including K4. ASI also operates a semiconductor wafer foundry in Korea. ASI derives substantially all of its revenues from the sale of its packaging and test services to us. ASI also derives all of its wafer fabrication revenues from the sale of services to us.

        We have a long-standing relationship with ASI. ASI was founded in 1956 by Mr. H. S. Kim, the father of Mr. James Kim, our Chairman and Chief Executive Officer. Since January 1992, in addition to his other responsibilities, Mr. James Kim has served as Chairman and a Director of ASI. For the years ended December 31, 1996, 1997 and 1998, we derived 72%, 68% and 69% of our net revenues and 51%, 42% and 49% of our gross profit from sales of services performed for us by ASI.

        In January 1998, we entered into new supply agreements with ASI. Under these agreements, we retain a first right to substantially all of its packaging and test services and the exclusive right to all of the output of its semiconductor wafer foundry. We expect to continue to purchase substantially all of ASI's packaging and test services and to purchase all of ASI's semiconductor wafer output.

THE KOREAN FINANCIAL CRISIS

        ASI has been severely affected by the economic crisis in Korea. In late 1997, Korea began to undergo a foreign currency liquidity crisis resulting in significant adverse economic circumstances and significant depreciation in the value of the won against the U.S. dollar. In order to address this situation, the government of Korea sought assistance from the International Monetary Fund and implemented a comprehensive policy intended to address the structural weaknesses in the Korean economy and financial sector. While the reform policies were intended to alleviate the economic difficulties and improve the economy over time, in the short term, they have resulted in: (1) slower economic growth,
(2) a reduction in the availability of credit, (3) an increase in interest rates, (4) an increase in taxes, (5) an increase in the rate of inflation, (6) volatility in the value of the won, (7) an increase in the number of bankruptcies of Korean corporate entities and (8) unrest resulting from a significant increase in unemployment. Although the Korean economy recovered somewhat in the latter half of 1998, these conditions and similar conditions in other countries in the Asia Pacific region continue to pose a threat to the economies of such countries and to the region as a whole.

        ASI historically operated with a significant amount of debt relative to its equity. The economic crisis in Korea led to sharply higher interest rates and significantly reduced opportunities for refinancing maturing debts. Because ASI maintained a substantial amount of short-term debt, its inability to refinance this debt created a liquidity crisis for ASI. In addition to its own leveraged financial position, ASI guarantees certain debt obligations of its affiliates, many of which have encountered financial difficulties as a result of the crisis.

ASI WORKOUT

        In October 1998, ASI announced that it had applied for and was accepted into the Korean financial restructuring program known as the "Workout." The Workout program is the result of an accord among Korean financial institutions to assist in the restructuring of Korean businesses and does not involve the judicial system.

        We expect the Workout to significantly improve the financial condition of ASI. The Workout became effective in April 1999. The information setting forth the details of the Workout is based on the exchange rate of W1,207.8 to $1.00 that was in effect as of December 31, 1998. The Workout contains the following provisions:

o The creditor financial institutions will allow ASI to defer repayment on principal of ordinary loans until December 31, 2003. After December 31, 2003, ordinary loans with repayment terms will be payable through readjustment of repayment schedules in effect on October 24, 1998. For ordinary loans without repayment terms, the schedule to repay principal amounts will be determined by ASI and the creditor financial institutions at the end of such period.

o The creditor financial institutions will allow ASI to defer repayment of principal under capital leases until December 31, 1999, with payments of principal to resume under a seven-year installment plan thereafter.

o The creditor financial institutions will allow ASI to defer the maturity of its won-denominated debentures for an additional three-year term after currently scheduled maturity dates.

o The creditor financial institutions will allow ASI to make no interest payments on ordinary loans until December 31, 1999. The creditor financial institutions will add accrued interest to the principal amounts of these loans every three months.

o The creditor financial institutions will reduce interest rates on ASI's remaining outstanding won-denominated ordinary loans to 10% or the prime rate of each creditor financial institution, whichever is greater. This would reduce ASI's weighted average interest rate from 12.9% before the Workout to 10.5% after the Workout.

o The creditor financial institutions will give ASI a grace period until December 31, 2003 against enforcement of guarantees made by ASI for liabilities of ASI's affiliates. In addition, interest will not accrue on guaranteed obligations during this period.

o The creditor financial institutions will provide to ASI a short-term loan of W50 billion ($41 million) at the prime rate plus 1%, to be repaid with proceeds from the sale of K4.

o The creditor financial institutions may receive additional payments if ASI's financial performance exceeds expectations.

o For the duration of the Workout, the creditor financial institutions will be entitled to vote the ASI shares owned by Mr. James Kim and his family.

o The creditor financial institutions will convert W250 billion ($208 million) of ASI debt held by the creditor financial institutions into: (1) equity shares of ASI in the amount of W122.3 billion ($102 million), (2) five-year non-interest bearing convertible debt in the amount of W108.1 billion ($90 million) and (3) non-interest bearing loans in the amount of W19.6 billion ($16 million), provided that we make a $150 million equity investment in ASI. The conversion would take place in installments over four years, with the first installment to be made in October 1999, at a conversion rate equal to W5,000 per share, the par value of ASI's common stock. In order for the initial conversion of debt to take place in accordance with the terms of the Workout, ASI will have to undergo a series of corporate actions, including a reverse stock split, to bring the fair market value of its equity shares to a price at least equal to the par value of such shares. The conversion of ASI debt by the creditor financial institutions would coincide with each installment of our equity investment in ASI.

        We have executed a letter with ASI committing to make the equity investment in installments of $41 million in each of 1999, 2000 and 2001 and $27 million in 2002. Our commitment to invest in ASI is subject to: (1) execution of a definitive stock purchase agreement, (2) concurrent conversion of debt by the creditor financial institutions, (3) the Workout remaining in effect and (4) the supply agreements between our company and ASI remaining in effect. We would purchase the ASI shares at W5,000 per share. Because our commitment is in U.S. dollars, the number of shares we would purchase will vary based on the exchange rate of Korean won to U.S. dollars.

        Upon completion of the first installment of our equity investment in ASI and conversion of debt by the creditor financial institutions, we expect the relative equity ownership of ASI among the creditor financial institutions, the Kim family and our company to be approximately 27%, 21% and 21%, respectively, subject to the creditor financial institutions' right to vote the Kim family's stock for the duration of the Workout. Upon completion of all conversions of debt by the creditor financial institutions and all installments of our equity investment pursuant to the Workout, we expect the relative equity ownership of ASI among the creditor financial institutions, the Kim family and our company to be approximately 29%, 11% and 43%, respectively, subject to the creditor financial institutions' voting rights. Upon conversion of all of the convertible debt issued to the creditor financial institutions, which would be permitted beginning one year after the date of issuance of such debt, the ownership of ASI among the credit or financial institutions, the Kim family and our company would be approximately 43%, 9% and 34%, respectively, subject to the creditor financial institutions' voting rights.

        The creditor financial institutions have the right to terminate or modify the Workout if ASI does not fulfill the terms of the Workout, including meeting certain financial targets. In addition, the creditor financial institutions can modify the terms of the Workout upon agreement of creditor financial institutions holding at least 75% of the debt restructured under the Workout. If the creditor financial institutions subsequently terminate the Workout, the creditor financial institutions could reinstate and enforce the original terms of ASI's debt, including accelerating ASI's obligations and pursuing ASI's guarantees of its affiliates' debt. If this were to occur, ASI's and our businesses would be harmed.

RELATIONSHIP WITH ASI FOLLOWING THE WORKOUT AND THE ACQUISITION OF K4

        We expect ASI to continue to be important to our business in the future. Under our supply agreements with ASI, we have a first right to substantially all of the packaging and test services of ASI and the exclusive right to all of the wafer output of ASI's wafer foundry. The supply agreements have a five-year term, expiring December 31, 2002, and may be terminated by either party upon five years' written notice after completion of the initial five year term. The supply agreements may also be terminated upon breach or insolvency of either party. We expect to continue to have certain contractual and other business relationships with ASI, including those under the supply agreements. The supply agreements generally provide for continued cooperation between our company and ASI in research and development, as well as cross-licensing of intellectual property rights. The supply agreements also provide for continued capital investment by ASI based on our forecasts. It is not certain whether the Workout will be sufficient to enable ASI to continue to provide services to our company at current levels or to obtain funds for capital expansion.

        As described above, concurrent with the completion of the Acquisition, we entered into a transition services agreement and an intellectual property licensing agreement with ASI.

        Our company and ASI will also continue to have close ties due to our overlapping ownership and management. We expect that Mr. James Kim will continue to serve as Chairman of ASI and as our Chairman and Chief Executive Officer. The Kim family currently beneficially owns approximately 65.8% of our outstanding common stock and approximately 40.7% of ASI's common stock. Both our investment in ASI and the conversion of debt to equity will substantially decrease the Kim Family's ownership in ASI. Furthermore, for the duration of the Workout, the creditor financial institutions will be entitled to vote the ASI shares owned by Mr. James Kim and his family. Even though the Kim family's ownership of ASI will be reduced and the voting rights in their ASI shares assigned to the creditor financial institutions, we believe that the Kim family will continue to exercise significant influence over our company, ASI and its affiliates.

        We have also entered into agreements with ASI and Texas Instruments, Inc. relating to our wafer fabrication business. In addition, we may engage in other transactions with ASI from time to time that are material to us. To provide you with additional information about our relationship with ASI, we hereby incorporate by reference to our Annual Report on Form 10-K filed on March 31, 1999 Part III, Item 13, "Certain Relationships and Related Transactions," into this Report.

        The indentures entered into in connection with our financing of the acquisition of K4 (Exhibits 4.1 and 4.2 to this Report) restrict our ability to enter into transactions with ASI and other affiliates.

ASI CONSOLIDATED CONDENSED FINANCIAL INFORMATION

        The following is a summary of the audited consolidated financial information pertaining to ASI. The financial information is prepared in accordance with Korean GAAP, which differs significantly from U.S. GAAP. U.S. GAAP financial statements are not available.

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1997          1998
                                                              ----------    ----------
                                                                   (IN MILLIONS)
INCOME STATEMENT DATA:
Sales.......................................................  W1,786,457    W2,547,326
    Gross profit............................................     279,186       201,926
    Operating income........................................     176,028        77,734
Interest expense, net.......................................     113,066       313,971
Foreign exchange (gains) losses, net, loss from forward
  contract and amortization of deferred charges.............     345,232      (182,958)
(Gains) from sale of investments............................      (3,473)      (89,397)
Loss on valuation of inventories............................         724        24,150
Other, net..................................................      12,192        11,041
                                                              ----------    ----------
        Total non-operating (income) expense, net...........     467,741        76,807
                                                              ----------    ----------
    Ordinary income (loss) before income taxes and
     extraordinary items....................................    (291,713)          927
Income tax..................................................       7,922         2,063
Extraordinary losses, net...................................       1,039       193,571
Minority interests..........................................      (1,206)      (72,049)
Equity in losses of affiliates..............................      49,261        18,830
                                                              ----------    ----------
    Net loss................................................  W (348,729)   W (141,488)
                                                              ==========    ==========
OTHER FINANCIAL DATA:
Depreciation expense........................................   W 137,989     W 311,461

                                                                    DECEMBER 31
                                                              ------------------------
                                                                 1997          1998
                                                              ----------    ----------
                                                                   (IN MILLIONS)
BALANCE SHEET DATA (AT END OF PERIOD):
  ASSETS
  Cash and bank deposits....................................   W 215,024     W  37,969
  Trade accounts and notes receivable, net..................     189,522       144,501
  Inventories...............................................     260,302       183,786
  Short-term loans to affiliates............................      62,846       188,188
  Other current assets......................................     179,119        95,921
                                                              ----------    ----------
    Total current assets....................................     906,813       650,365
                                                              ----------    ----------
  Property, plant and equipment, net........................   2,159,466     2,284,263
  Investments...............................................     121,880        72,136
  Long-term trade accounts receivable.......................     203,739        18,876
  Other long-term assets....................................     544,132       276,656
                                                              ----------    ----------
    Total long-term assets..................................   3,029,217     2,651,931
                                                              ----------    ----------
        Total assets........................................  W3,936,030    W3,302,296
                                                              ==========    ==========
  LIABILITIES AND SHAREHOLDERS' EQUITY
  Short-term borrowings.....................................  W1,720,916    W1,351,919
  Current maturities of long-term debt......................     120,913       249,526
  Provision for loss contingencies related to affiliate
    companies...............................................          --       190,000
  Other current liabilities.................................     282,653       270,895
                                                              ----------    ----------
    Total current liabilities...............................   2,124,482     2,062,340
                                                              ----------    ----------
  Long-term debt, net of current maturities.................     736,784       494,867
  Long-term obligations under capital leases................     861,813       661,286
  Other long-term liabilities...............................     111,017       112,938
                                                              ----------    ----------
    Total long-term liabilities.............................   1,709,614     1,269,091
                                                              ----------    ----------
    Total liabilities.......................................   3,834,096     3,331,431
                                                              ----------    ----------
  Minority interests in consolidated subsidiaries...........      25,160        21,538
  Shareholders' equity(deficit).............................      76,774       (50,673)
                                                              ----------    ----------
    Total liabilities and shareholders' equity (deficit)....  W3,936,030    W3,302,296
                                                              ==========    ==========

        Beginning in late 1997 and continuing into 1998, Korea experienced severe economic instability as well as devaluation of the Korean won relative to the U.S. dollar. The exchange rate as of December 31, 1996, was W884 to $1.00 as compared to W1,415 to $1.00 as of December 31, 1997 and W1,207 to $1.00 as of December 31, 1998. No representation is made that the won or U.S. dollar amounts referred to herein could have been or could be converted into U.S. dollars or won, as the case may be, at any particular rate or at all.

        A significant amount of the current and long-term liabilities of ASI are denominated in U.S. dollars and other foreign currencies. At December 31, 1998, the amount of U.S. dollar and other foreign currency denominated short-term borrowings, current maturities of long-term debt, long-term debt (net of current maturities) and capital lease obligations were W436 billion, W35 billion, W103 billion and W686 billion, respectively. A substantial amount of ASI's revenues are denominated in U.S. dollars which mitigates ASI's exposure to currency fluctuations.

        As of December 31, 1998, ASI was contingently liable under guarantees in respect of debt of ASI's affiliates in the Anam Group in the aggregate amount of approximately W455 billion. If any affiliates of ASI were to fail to make interest or principal payments or otherwise default under their debt obligations then, pursuant to the Workout, creditors could not seek to enforce the guarantees provided by ASI until December 31, 2003.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS.

        The following financial statements and exhibits are filed as part of this Report:

        (a) Financial statements of K4 for the year ended December 31, 1998 were previously filed with this report on April 26, 1999.

        (b) Pro forma financial information for the year ended December 31, 1998 was previously filed with this report on April 26, 1999.

        (c) Exhibits in accordance with Item 601 of Regulation S-K:

    EXHIBIT
    NUMBER                                DESCRIPTION
     2.1         Asset Purchase Agreement by and between Amkor Technology Inc. and
                 Anam Semiconductor Inc., dated December 30, 1998.*

     2.2         Amendment to Asset Purchase Agreement by and between Amkor Technology
                 Inc. and Anam Semiconductor Inc.

     4.1         Indenture dated as of May 13, 1999 and form of Senior Note.**

     4.2         Indenture dated as of May 13, 1999 and form of Senior
                 Subordinated Note.**

    10.1         Intellectual Property Transfer and License Agreement by and between
                 Amkor Technology Inc. and Anam Semiconductor Inc.

    10.2         Transition Services Agreement by and between Amkor Technology Inc.
                 and Anam Semiconductor Inc.

    23.1         Consent of Samil Accounting Corporation.

    99.1         Press release dated April 21, 1999.***

    99.2         Press release dated May 17, 1999.

--------------------------------------------------------------------------------

* Incorporated by reference to the Company's Annual Report on Form 10-K filed March 31, 1999.

** Incorporated by reference to the Company's quarterly Report on Form 10-Q filed May 17, 1999.

*** Previously filed with this report.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            AMKOR TECHNOLOGY, INC.



                                            By: /s/ Frank J. Marcucci
                                               ---------------------------------
                                                    Frank J. Marcucci
                                                    Chief Financial Officer

                                            Dated:  June 1, 1999

                       =================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549






                                    EXHIBITS

                                       TO

                                    FORM 8-K



                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                                       OF
                       THE SECURITIES EXCHANGE ACT OF 1934



                                   ----------

                             AMKOR TECHNOLOGY, INC.

                                   ----------



                        =================================

                                INDEX TO EXHIBITS


       EXHIBIT
       NUMBER                         DESCRIPTION
       ------                         -----------
     2.1         Asset Purchase Agreement by and between Amkor Technology Inc. and
                 Anam Semiconductor Inc., dated December 30, 1998.*

     2.2         Amendment to Asset Purchase Agreement by and between Amkor Technology
                 Inc. and Anam Semiconductor Inc.

     4.1         Indenture dated as of May 13, 1999 and form of Senior Note.**

     4.2         Indenture dated as of May 13, 1999 and form of Senior
                 Subordinated Note.**

    10.1         Intellectual Property Transfer and License Agreement by and between
                 Amkor Technology Inc. and Anam Semiconductor Inc.

    10.2         Transition Services Agreement by and between Amkor Technology Inc.
                 and Anam Semiconductor Inc.

    23.1         Consent of Samil Accounting Corporation.

    99.1         Press release dated April 21, 1999.***

    99.2         Press release dated May 17, 1999.

--------------------------------------------------------------------------------

* Incorporated by reference to the Company's Annual Report on Form 10-K filed March 31, 1999.

** Incorporated by reference to the Company's quarterly Report on Form 10-Q filed May 17, 1999.

*** Previously filed with this report.